AMENDMENT TO

CUSTODIAN AGREEMENT

This AMENDMENT TO CUSTODIAN AGREEMENT (“Amendment”) dated as of November 8, 2012, is by and between The Huntington Funds (the “Trust”) and Huntington National Bank (the “Custodian”).

W I T N E S S E T H:

WHEREAS, the Trust and the Custodian are parties to that certain Custodian Agreement dated May 26, 2009 (such agreement, together with all exhibits, schedules, amendments, modifications, restatements, or other supplements thereto, and any other documents executed or delivered in connection therewith, the “Agreement”); and

WHEREAS, the Board of Trustees of the Trust approved a securities lending program for the Funds, and a schedule of fees to HNB for the administration of that securities lending program;

WHEREAS, HNB renegotiated safekeeping and transaction fees charged by foreign sub-custodian Brown Brothers Harriman (“BBH”) for its services which resulted in a net reduction of fees for the Funds;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree that Appendix D to the Agreement is hereby amended as to the new schedule of fees for custodian services rendered by HNB, as set forth in Exhibit A attached hereto and made a part hereof.

IN WITNESS WHEREOF, this Amendment has been executed as of the date set forth above by a duly authorized officer of each party.

HUNTINGTON NATIONAL BANK

By:	/s/ Kevin R. Speert
Name:	Kevin R. Speert
Title:	Vice President

THE HUNTINGTON FUNDS

By:	/s/ B. Randolph Bateman
Name:	B. Randolph Bateman
Title:	President